Exhibit 99.2

News Release

UNITED                                                                               A STAR ALLIANCE MEMBER

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Contact: Jeff Green
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UAL CORP. SECURES BANKRUPTCY COURT
ORDER ON NET OPERATING LOSSES

CHICAGO, DECEMBER 11, 2002 - UAL Corp., (NYSE: UAL) today announced that the U.S. Bankruptcy Court has entered an order that will assist the company in preserving its net operating losses and outlining reporting requirements for substantial holders of claims and/or equity.

                On December 9, 2002, the U.S. Bankruptcy Court for the Northern District of Illinois granted a motion, and on December 10 entered an order on the docket, to assist the company in preserving its net operating losses (NOLs) by prohibiting certain transfers of (i) claims against the company and (ii) equity interests in the company.  The order will remain in effect until the Bankruptcy Court holds a hearing to reconsider the appropriateness of the interim relief.  A hearing is currently set for December 30, 2002.

                In general, the NOL order applies to any person or entity that, directly or indirectly, beneficially owns (or would beneficially own as the result of a proposed transfer) (i) an aggregate principal amount of claims against the company equal to or exceeding $65 million (including one or more leases under which the company or one of its subsidiaries is a lessee and pursuant to which payments of $65 million or more, in the aggregate, are or will become due) (such entity, a substantial claimholder) or (ii) 2.5 million or more shares of the common stock, on an as-converted basis, of the company (such entity, a substantial equityholder).  Pursuant to the NOL order, any purchase, sale or other transfer of claims or equity interests in the company in violation thereof will be null and void.

                For more detailed information, please read the NOL order in its entirety as attached to the Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

                News releases and other information about United Airlines can be found at the company's website, www.united.com.

Certain of the information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect UAL's current views with respect to certain current and future events and financial performance.  Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of UAL and its subsidiaries that may cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to continue as going concerns; the ability of the companies to operate pursuant to the terms of the debtor-in-possession facility; the companies' ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the companies to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the companies to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies' ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the companies' liquidity or results of operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; demand for transportation in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs; financing costs; the costs and availability of aircraft insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the companies' products; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission.